Exhibit 99.1

NEWS RELEASE

                FOR IMMEDIATE RELEASE

CONTACT:
Investor Relations	Media Relations
Bernie Hertel	Jeff Richardson
Phone: (858) 410-3101	Phone: 805-491-8313

Inovio to Raise Approximately $16.2 Million through Equity Funding

SAN DIEGO, CA — May 16, 2007 — Inovio Biomedical Corporation (AMEX: INO), focused on the development of genetic vaccines for infections and cancers and a novel replacement for surgery to treat cancers, announced today it has entered into definitive agreements to sell directly to institutional and accredited investors based in Singapore and North America, approximately 4,595,094 shares of the common stock of Inovio Biomedical at $3.52 per share, that will result in cash proceeds to Inovio Biomedical before offering expenses of approximately $16.2 million. The price per share of the Inovio Biomedical common stock to be issued upon completion of this direct financing represents a discount to the closing price of Inovio’s common stock on May 14, 2007 of approximately 7%.  Closing of this transaction is subject to approval of the listing of the shares to be issued of Inovio Biomedical by the American Stock Exchange and to the satisfaction of other conditions.

The shares are being offered pursuant to a prospectus supplement to Inovio’s registration statement on Form S-3 (File No. 333-134084), including a base prospectus dated May 25, 2006, registering up to $75,000,000 of our equity securities and the offering thereof from time to time in accordance with Rule 415 under the Securities Act, which incorporates by reference documents which Inovio Biomedical has filed or will file in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

About Inovio Biomedical Corporation

Inovio Biomedical (AMEX: INO) is focused on commercializing its Selective Electrochemical Tumor Ablation (SECTA) therapy and development of multiple DNA-based immunotherapies using its delivery platform for gene-based treatments. SECTA is a local ablation therapy for solid tumors designed to selectively kill cancerous cells and minimize cosmetic or functional impacts to predominantly healthy tissue typically treated around a tumor. Inovio is moving its lead product, the MedPulser®, through pre-marketing studies for head & neck and skin cancers in Europe, where it has CE Mark accreditation, a U.S. Phase III pivotal study for head and neck cancer, and a Phase I/II trial for breast cancer. Inovio’s DNA delivery partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, and the U.S. Army, with four DNA-based immunotherapies in Phase I clinical studies. Inovio is a leader in developing human therapeutic applications of electroporation, which uses brief, controlled electrical pulses to increase both cellular uptake of a useful biopharmaceutical and, in the case of gene-based treatments, levels of gene expression. Inovio has the most extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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Inovio Biomedical Corporation · 11494 Sorrento Valley Road · San Diego, California 92121-1318

Telephone: (858) 597-6006 · Fax: (858) 597-0119 · Email: investor.relations@inovio.com

NEWS RELEASE

                FOR IMMEDIATE RELEASE

This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and the intended outcome of the transaction described above. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that Inovio’s pre-clinical results may not be indicative of results achievable from testing in humans), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of Inovio’s technology as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio or its collaborators , including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, Inovio’s ability to satisfy applicable closing conditions for its pending direct financing, and other factors set forth in the our Annual Report on Form 10-K for the year ended December 31, 2006, our Form 10-Q for the three months ended March 31, 2007 and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.

Inovio Biomedical Corporation · 11494 Sorrento Valley Road · San Diego, California 92121-1318

Telephone: (858) 597-6006 · Fax: (858) 597-0119 · Email: investor.relations@inovio.com